EXHIBIT 14

                                            MARLTON TECHNOLOGIES, INC.
                                                  CODE OF CONDUCT
                                                  March 24, 2004



I.       Scope:

         This policy applies to all directors (to the extent of their director related duties) and employees (collectively the "Employees") of Marlton Technologies, Inc. and its majority owned subsidiaries (collectively "Marlton"), which currently include all United States Sparks Exhibits & Environments and DMS Store Fixtures subsidiaries.

II.      Purpose:

         The purpose of this code is to formalize the requirement that Employees conducting business on Marlton's behalf act in an honest and ethical manner and in a manner consistent with the standards set forth below.

III.     Responsibility:

         All Employees are responsible for being aware of the (i) standards imposed by the code and (ii) implementation of such standards.

IV.                 Standards to be Observed:

                A. All Marlton business is to be conducted in compliance with applicable laws and regulations.

                B. Corporate funds or other resources shall not be used for gifts, favors or entertainment (collectively, the "Benefit") for government officials, purchasing agents, suppliers or other parties nor shall Employees accept a Benefit from suppliers or those with whom Marlton does business unless either (i) such action or the giving or receipt of such Benefit has been approved in advance in writing by the Board of Directors of Marlton or the person(s) to whom the Board has delegated the responsibility to issue or grant such approvals (collectively, the "Ethics Officer") or (ii) such action or the giving or receipt of such Benefit:

                (i) is consistent with accepted business practices in the
                    applicable jurisdiction;

               (ii) is of sufficiently limited value so that it will not be construed as a bribe or pay-off;

              (iii) is not in contravention of applicable laws or regulations and generally accepted ethical standards;

               (iv) public disclosure of the facts surrounding such action will not embarrass Marlton; and

                (v) is approved in advance in writing by two executive officers of Marlton, if the value of such action or Benefit is in excess of $500.

                C. Generally, a conflict of interest occurs when an Employee's personal and financial interest differ from the Employee's responsibilities to Marlton or from Marlton's best interests. Conflicts of interest include situations in which an Employee attempts to use his or her position at Marlton to obtain an improper personal benefit for himself or herself for his or her family members, or for any other person, from any person or entity. Transactions or activities involving a conflict of interest (except to the extent also governed by paragraph IV.B hereof, in which case paragraph IV.B shall be applicable), involving more than a nominal amount (i.e. amounts in excess of $500) are prohibited unless such transaction or activity is approved in advance in writing by the Ethics Officer.

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                D.   Corporate funds or other resources shall not be used,
                    directly or indirectly, for any political activity or for the reimbursement of any contribution for such purposes, except as otherwise determined in advance in writing by the Ethics Officer.

               E. Complete, true and accurate accounting records will be kept for all transactions. It is against Marlton's policy to make entries that intentionally conceal or disguise the true nature of any action.

               F. It is Marlton's policy that the information in its public communications, including Securities and Exchange Commission ("SEC") filings, be full, fair, accurate, timely and understandable. Employees involved in preparing public communications and SEC filings are responsible for acting in furtherance of this policy. In particular, these Employees are required to maintain familiarity with the disclosure requirements applicable to Marlton and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about Marlton to others, whether within or outside Marlton.

               G. Employees should discuss questions concerning the code or the standards imposed hereby, with their immediate supervisor who will either assist the Employee or refer the matter to the appropriate person at Marlton. If an Employee questions whether a transaction or activity conflicts with this code, the concern should be brought to the attention of Marlton's Chairman of the Audit Committee, pursuant to procedures adopted from time to time by the Audit Committee and provided to the Employees. There will be no unfavorable consequence for advising such person, in good faith, of a violation of this code.

V.       Consequences of Non-Compliance:

         Adherence to this code is a condition of employment with Marlton. Violations are serious matters and will result in disciplinary action, up to and including employment termination.

VI.      Effective Date:  Application of Other Policies and Procedures;
         Interpretation:

         This code is effective as of March 24, 2004, Marlton may from time to time adopt such other policies and procedures governing the conduct of the Employees which shall not, unless otherwise expressly provided therein, be deemed to be a part of this code. The Ethics Officer shall have the authority to interpret this code and the determinations of such person(s) shall be binding on Employees.

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